FIRST AMENDMENT

                    Dated as of May 31, 1995

     THIS FIRST AMENDMENT dated as of May 31, 1995 amends the Revolving Credit Agreement dated as of December 13, 1994 (the ``Credit Agreement``) among NPC INTERNATIONAL, INC. (the ``Company``), various financial institutions and BANK OF AMERICA ILLINOIS, as Agent (the ``Agent``). Terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

     WHEREAS, the Company, the Agent and the Banks have entered into the Credit Agreement which provides for the Banks to make Loans to the Company from time to time; and

     WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

       AMENDMENTS. Effective on (and subject to the occurrence of) the First Amendment Effective Date (as defined below), the Credit Agreement shall be amended in accordance with Sections 1.1 through 1.4 below.

       Section 10.10. Section 10.10 of the Credit Agreement is amended by deleting the first sentence thereof and substituting the following therefor:

          Not, and not permit any Significant Subsidiary to, be a party to any merger or consolidation; not, and not permit any Subsidiary to, in any one fiscal year, sell, transfer, convey, lease or otherwise dispose of assets of the Company and its Subsidiaries which exceed in the aggregate, for the Company and its Subsidiaries taken as a whole, five percent (5%) (or in the case of the fiscal year of the Company ending March 26, 1996, eight percent (8%), provided that the sale, transfer, conveyance, lease or other disposal of assets of the Company and its Subsidiaries not related to the closing of the Skipper`s seafood restaurants shall not exceed five percent (5%) during such fiscal year) of the value of the Company`s consolidated total assets determined as of the end of the immediately preceding fiscal year, or purchase or otherwise acquire all or substantially all the assets of any Person.

       Section 10.13. Section 10.13 of the Credit Agreement is amended in its entirety to read as follows:

          10.13 Net Worth. Not permit the Company`s Consolidated Net Worth during any fiscal quarter ending after March 28, 1995 to be less than the sum of (a) $72,258,300 plus (b) fifty percent (50%) of the Company`s Consolidated Net Earnings for each fiscal quarter ending after March 28, 1995 (excluding any fiscal quarter in which there is a loss).

       Section 10.14 Section 10.14 of the Credit Agreement is amended in its entirety to read as follows:

          10.14 Leverage Ratio. Not permit the ratio of (x) Indebtedness of the Company and its Subsidiaries as of the last day of any Computation Period to (y) Adjusted EBITDA for such Computation Period to exceed (a) prior to June 25, 1996, 3.00 to 1.00 and (b) thereafter,
     2.75 to 1.00.

       New Definitions. Section 1 of the Credit Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

          Adjusted EBITDA means, for any period, the sum of (i) consolidated operating income (as defined according to GAAP) plus (ii) to the extent deducted in determining consolidated operating income during such period, depreciation and amortization.

          Computation Period means any period of four consecutive fiscal quarters of the Company ending on the last day of a fiscal quarter.


       AGREEMENT. The Company, the Agent and the Banks agree that for purposes of calculating the financial covenants contained in Section 10.14 and 10.15 of the Credit Agreement, there shall be excluded from Consolidated Net Earnings the one time after tax charge of $26,500,000 taken by the Company in the fourth quarter of its fiscal year ended March 28, 1995 in connection with the closing and disposal of various Skipper`s seafood restaurants and any reversals of such charge or any reserve established in connection therewith or any income recognized in connection with any sale, transfer, conveyance, lease or other disposal related to such charge.


       REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Agent and the Banks that (a) the execution and delivery by the Company of this First Amendment and the performance by the Company of its obligations under the Credit Agreement as amended by this First Amendment (as so amended, the ``Amended Credit Agreement``) (i) are within the corporate powers of the Company, (ii) have been duly authorized by all necessary corporate action, (iii) have received all necessary governmental approvals and (iv) do not and will not contravene or conflict with any provision of law or of the articles of incorporation or by-laws of the Company or of any indenture, loan agreement or other contract, order or decree which is binding upon the Company and
(b) the Amended Credit Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.


       EFFECTIVENESS. The amendments set forth in Section 1 above shall become effective, as of the day and year first above written, on such date (herein called the ``First Amendment Effective Date``) when the Agent shall have received counterparts of this First Amendment executed by the parties hereto.


       MISCELLANEOUS.

       Continuing Effectiveness, etc. As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the First Amendment Effective Date, all references in the Credit Agreement and the Notes to ``Credit Agreement``, ``Agreement`` or similar terms shall refer to the Amended Credit Agreement.

       Counterparts. This First Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same First Amendment.

       Governing Law. This First Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.

       Successors and Assigns. This First Amendment shall be binding upon the Company, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Banks and the Agent and the respective successors and assigns of the Agent and the Banks.

     Delivered at Chicago, Illinois, as of the day and year first above written.

NPC INTERNATIONAL, INC.

By:________________________
Title:___________________


BANK OF AMERICA ILLINOIS, as Agent

By:________________________
Title:___________________


BANK OF AMERICA ILLINOIS

By:________________________
Title:___________________


NATIONSBANK OF TEXAS, N.A.

By:_______________________
Title:____________________


UNITED STATES NATIONAL BANK OF OREGON

By:_________________________
Title:____________________